Exhibit 10.12

TECHNOLOGY LICENSE AGREEMENT

TECHNOLOGY LICENSE AGREEMENT (the “Agreement”), made and entered into as of March 29, 2021 (the “Effective Date”), by and between Triage Technologies, Inc., a company incorporated under the federal laws of Canada (“Triage”), and Advanced Human Imaging Limited (ACN 602 111 115), a company incorporated in Australia (“Customer”), each of which are referred to in this Agreement as a “Party” and, collectively, as the “Parties.”

Background

A. Triage™ has developed a proprietary clinical decision support (CDS) system for analysis of dermatological conditions to improve medical treatment and outcomes (the “System”) by healthcare professionals (HCPs). Key components of the System include: The TriageNet Engine (including TriageVisual System and TriageQA System) and Triage’s proprietary web application program interface providing access to the System (the “Triage API”).

B. The Triage App is licensed in Canada and regulated as a Class I medical device by Health Canada. The Triage App has not been approved by the U.S. Food and Drug Administration for use by U.S. consumers. CUSTOMER ACKNOWLEDGES AND UNDERSTANDS THAT THE SYSTEM HAS NOT BEEN APPROVED BY THE U.S. FOOD AND DRUG ADMINISTRATION AND, AS OF THE EFFECTIVE DATE, IS INTENDED FOR INVESTIGATIVE USE ONLY BY HEALTHCARE PROFESSIONALS AND INVESTIGATORS (COLLECTIVELY, “HCPs”) IN CLINICAL TESTING OF THE SYSTEM AS A CLINICAL DECISION SUPPORT “SOFTWARE AS A MEDICAL DEVICE” (SAMD) AND RELATED RESEARCH IN ACCORDANCE WITH 21 C.F.R. PART 812. THE LICENSE GRANTED TO CUSTOMER PURSUANT TO THIS AGREEMENT DOES NOT PERMIT CUSTOMER TO OFFER THE SYSTEM FOR USE BY U.S. CONSUMERS.

C. Customer desires to license the System for use by its consumers in the diagnosis and treatment of skin conditions, and Triage desires to provide Customer with such license pursuant to the terms and conditions of this Agreement.

D. In addition, Customer has agreed to enter into an agreement with Triage, on terms equal to those set forth in or adopted pursuant to this Agreement, under which Customer will grant Triage, during the Term, a worldwide, non-exclusive license to commercialize (i.e., to use, reproduce, make available, publicize, advertize, market, promote, sub-license, sell, provide or distribute to Triage’s clients) the CompleteScan Platform together with the Triage API, as a separate, non-integrated application to the System, or as a combined, integrated application with the System.

Terms

1. Definitions. As used in this Agreement, unless the context otherwise requires, the following terms shall have the following meanings and grammatical variations of such terms shall have corresponding meanings:

“Affiliate(s)” means, in respect of any person, any other person which directly or indirectly controls, is controlled by, or is under common control with, such specified person. For purposes of this definition, “control” is the power, directly or indirectly, to direct the management and policies of a person, whether through ownership of voting securities, by contract or otherwise, and “controlled by” has a similar meaning.

“Agreement” means this License Agreement and all incorporated exhibits and schedules, as may be amended from time to time in accordance with the provisions of this Agreement.

“Approved Business” means Customer’s business operations.

“Business Day” means any day except Saturdays, Sundays, and Canadian public holidays.

“Confidential Information” means any and all information which is of a confidential, proprietary, or trade secret nature that is furnished or disclosed by one Party to the other Party under this Agreement. Confidential Information includes, without limitation, all information received from third parties that either Party is obligated to treat as confidential and oral information that is identified by either Party or by a third party as confidential. Confidential Information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the receiving party; (b) was in the receiving Party’s lawful possession prior to the disclosure and had not been obtained by the receiving Party either directly or indirectly from the disclosing Party; (c) is lawfully disclosed to the receiving party by a third party without restriction on disclosure; or (d) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information.

“Documentation” means help files, technical manuals, and other documentation relating to the use of the Triage API made available to Customer by Triage with the Triage API or with Updates to the Triage API.

“Equipment” means the central processing unit (CPU), any peripheral equipment and all operating systems, utilities and database software which have been approved by Triage for processing the Triage API including, without limitation, the Modernizing Medicine cloud-based EMR system.

“Force Majeure Event” means an event not reasonably foreseeable, beyond a Party's reasonable control, and occurring without its fault or negligence including, without limitation (a) an act of nature, such as fire, flood, earthquake, storm, tornado, lightning, landslide, sink hole, or outbreak of disease, (b) a service failure caused by third parties, such as a power or utility outage or a labor dispute affecting suppliers or subcontractors, (c) a civil disruption such as war, invasion, insurrection, trade embargo, or activities by terrorists or public enemies, (d) action by a governmental body that enjoins or prevents performance by a Party, or (e) or other events that are not under a Party’s control, such as internet unavailability or illegal third-party activity (e.g., virus attack or network intrusion attempts). Neither Party shall be liable, nor shall any credit or other remedy be extended, for any failure or delay in performance under this Agreement where such failure or delay is proximately caused by a Force Majeure Event; provided, however, that a Force Majeure Event shall not excuse Customer’s obligation to make a payment of Fees owed except to the extent that the Force Majeure Event physically interferes with and delays delivery of the payment.

“Governmental Authority(ies)” means a federal, state, provincial, or municipal court, legislative body, agency, commission, board, or regulatory or administrative authority or instrumentality.

“Insolvency” means the occurrence of any of the following events, whereby a Party: (a) becomes or is declared insolvent or bankrupt; (b) is the subject of any proceedings related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it; (c) makes an assignment for the benefit of all or substantially all of its creditors; or (d) enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations.

“Intellectual Property Rights” means all intellectual property rights of any kind or nature, anywhere in the world, whether protected, created, or arising under any applicable Law, and all worldwide common law, statutory, and other rights in, arising out of, or associated therewith including, without limitation, patents, trademarks, copyrights, publicity rights, moral rights, database rights, domain names, and trade secrets, regardless of whether such rights are registered or perfected.

“Law(s)” means, as in effect from time to time, any law, rule, regulation, declaration, decree, directive, statute, or other enactment, order, mandate, direction, or resolution that is applicable to a Party, a Party’s industry, or any of the System and that is issued or enacted by any domestic or foreign, supra-national, national, state, county, municipal, local, territorial, or other government or industry self-regulatory authority, court, commission, board, authority, or agency, anywhere in the world.

“License” means the license granted by Triage to Customer pursuant to Section 3.1. “Losses” has the meaning set out in Section 12.3.

“Object Code” means the set of instructions for carrying out the tasks to be performed by software expressed in machine- readable form;

“Person(s)” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Source Code” means the non-executable, human readable version of software, which is fully compatible with the Object Code version thereof, and which is capable of being translated into machine-readable and executable form of the software derived from the source code version of the software following compilation or assembly, recorded in both printed format and on tape or disk in machine-readable format containing no passwords or other devices that would prevent or prohibit its use.

“Start Date” means the first date on which the System is put into use by Customer for a commercial purpose. “Triage IP” includes, without limitation:

(a)	the System;

(b)	all Triage’s trademarks and trade names including, without limitation, Triage and the Triage logo ;

(c)	all Triage internet domains including, without limitation, www.triage.com; and

(d)	all Triage proprietary methods, trade secrets, inventions, and/or other confidential information.

“Update” means an enhancement or modification to the System that Triage makes generally available to its customers and is included within the scope of Triage’s support obligations.

“Virus” means: (a) any code, program or sub-program whose known or intended purpose is to damage or interfere with the operation of the computer system containing the Triage API or the Software, or to halt, disable or interfere with the operation of the Triage API or the Software; or (b) any device, method or token that permits any person to circumvent the normal security of the Triage API or the Software.

2. Duration of Agreement. This Agreement commences on the Effective Date and will continue in force for an initial term that will end on the third anniversary of the Start Date (“Initial Term”), unless terminated earlier pursuant to Section 14 below; provided, however, that the provisions of Sections 4 (Reservation of Rights), 11 (Protection of the Parties’ Confidential Information), 12 (Limitations of Liability; Indemnification), and 15 (Dispute Resolution) shall survive any expiration or termination of the Agreement. Unless otherwise agreed by the Parties, at the expiration of the Initial Term, the Agreement will be extended automatically on a year-to-year basis, unless either Party has given written notice to the other at least 90 days prior to the scheduled expiration of the Agreement of its election not to extend the Agreement or to adjust any terms and conditions. Any extensions of this Agreement past the Initial Term are referred to as a “Renewal Term.” The Initial Term and any Renewal Terms of this Agreement are collectively referred to as the “Term.”

3.	License Grant.

3.1 Subject to the terms and conditions of this Agreement, Triage grants Customer during the Term a personal, non- exclusive, non-transferable, non-sublicensable, and terminable right and license to access the System via the internet, to input images and other patient data via the Triage API, and to have customers of its Approved Business use the System under the price, terms, and conditions specified in Exhibit 1 to this Agreement (the “License”). This License includes (a) all Updates and any other modifications or enhancements of any kind to the Triage API supplied by Triage to Customer under this Agreement; and (b) the Documentation and all other written information of a technical and/or proprietary nature related to Updates and modifications of any kind to the Triage API supplied by Triage to Customer under this Agreement. Notwithstanding the foregoing, Customer shall have no right to use or access, other than for purposes of testing and training, the Triage API until it has paid the Annual License Fee specified in Exhibit 1. Source Code as well as any other information pertaining to the logic, design, and structure of the Triage API and the Software is specifically excluded from the License.

3.2 Compliance with Applicable Law.

(a) The Customer is responsible for ensuring that the manner in which Customer offers use of the System to any Person in any legal jurisdiction complies with the applicable Laws of that jurisdiction including, without limitation, obtaining any approvals required by Governmental Authorities. Triage does not represent or warrant that the System has been approved for use in any jurisdiction other than Canada.

(b) The System may be used by the Customer for demonstration purposes in any jurisdiction, however the Customer must not otherwise make the System available in any jurisdiction where Triage or the Customer (as applicable) has not obtained any approval from a Governmental Authority of that jurisdiction which is required for the proposed use of the System by the Customer (or its consumers) in that jurisdiction.

3.3 License Restrictions.

(a) The License granted to Customer in Section 3.1 above is subject to the condition that if Customer permits all or some component parts of the System to be imbedded in one or more devices owned or controlled by any Person, Customer shall use its best efforts to ensure that Triage’s Intellectual Property Rights with respect to the System are protected in light of the marketing strategies pursued by Customer (e.g., by encrypting all embedded components of the System).

(b) Unless subject to a new written agreement with Triage for this specific purpose, Customer may not use the Software or the Triage API for any purpose other than in connection with the Approved Business. Customer may not, except as may expressly be permitted by this Agreement or with Triage’s prior written consent:

(i) use, disclose, sublicense, lease, rent, sell, distribute or transfer the Triage API, in whole or in part, to any third party, or provide the benefit of its use to any third party;

(ii)	modify the Triage API nor merge any part of it with another software program;

(iii) attempt to determine the Source Code for the Triage API or the Software, nor modify, reprogram, translate, disassemble, decompile, create derivative works based upon the Triage API or the Software, copy the Triage API or the Software for the purpose of discovering the underlying ideas and/or the development of the Triage API or the Software’s functional specifications, make modifications for interoperability with another computer program, correct errors in the Triage API or the Software or otherwise reverse engineer the Triage API or the Software for any reason whatsoever, including educational reasons; or

(iv) extract, insert, push or otherwise transfer data to and/or from the Triage API into another computer language, any third party software or system for any reason whatsoever;

Furthermore, Customer shall secure and protect the Triage IP in accordance with its existing practices and policies, and take all precautions necessary to prevent unauthorized access to the Triage API and/or the introduction of any Viruses into the Triage API or the Software through the Customer’s connection to the Triage API. In the event that Triage reasonably considers that Customer has not taken all necessary precautions or that an abuse or misuse of the Triage API is being performed through Customer’s connection to the Triage API, Triage shall be entitled to automatically suspend the Customer’s access to the Triage API and the Software.

If a Virus is found to have been introduced by Customer, then Customer, as its own expense, shall provide reasonable assistance to Triage to mitigate the effects of such Virus and shall reimburse Triage for all costs and expenses incurred in connection with the eradication of the Virus and repair to the damaged applications and systems as a result of the introduction of such Virus. In addition to any other remedies available to Triage against Customer by Law, Customer shall indemnify Triage from and against any compensation claims by other Triage customers directly resulting from a breach of this provision to the extent such Virus impacts the Triage API’s or the Software’s performance in respect such other customers.

3.4 Exclusivity During the course of the Term, Triage must not grant an exclusive license to any other customer for the use of the System in any jurisdiction which would prevent Customer from making the System available to its consumers in that jurisdiction.

4. Reservation of Rights. Triage expressly reserves all Intellectual Property Rights with respect to the System not expressly granted to Customer by virtue of Section 3 above, and Customer acknowledges and agrees that except as may be specifically granted by Triage in Section 3, Customer shall acquire no rights or interest in or to the Triage IP. Triage may, in its sole discretion, add, delete, or change some or all the features included within the System at any time without affecting any commitments previously agreed to in this Agreement. Without limiting the generality of the foregoing, Customer acknowledges and agrees that any modifications to the System made for Customer’s benefit shall in no way affect or diminish Triage’s right, title, and interest in and to the Triage IP. Customer further acknowledges that Triage may create original works for third parties that may appear similar to a deliverable provided hereunder. Customer agrees that, so long as such original work does not embody and is not created with reference to any of Customer’s Confidential Information, Triage will not be prevented from independently creating original, but similar, works for the benefit of third parties or incorporating a deliverable as part of the general release of the Triage System. In addition, Triage shall have a royalty-free, worldwide, perpetual license to use and to incorporate into the Triage IP any suggestions, ideas, enhancement requests, feedback, recommendations, or other information, excluding Customer’s Confidential Information, provided by Customer or its Affiliates, employees, or agents with respect to the System.

5. System Operation. The Parties agree that the System will operate as follows:

(a) Customer (or one of Customer’s patients, if they elect to purchase a subscription plan as described in subsection (e) below) will submit a photo of the affected skin area and data regarding the patient’s age, gender and, in some cases, answers to questions regarding the patient’s complaint will be sent to the patient’s virtual chart and processed by the Triage application program interface (API).

(b) The System will provide feedback in the form of a list, in ranked order, of the most likely diagnoses of the skin condition(s) depicted in the submitted photo as well as associated SNOMED labels and ICD codes.

(c) The photo will be de-identified when submitted and, after submission, may be retained and used by Triage for further development and improvement of the System.

(d) Photos may be submitted by Customer, or by other Persons authorized by Customer to do so, directly to Triage and feedback on such submissions will be made directly to Customer by Triage.

6. Triage Responsibilities.

6.1 Prior to the Start Date, Triage will provide Customer with a description of any applicable requirements including, without limitation, minimum network requirements, specifications, or other information necessary to complete the preparation of the Customer’s Equipment.

6.2 During the Term, Triage will operate the System pursuant to the terms and conditions set forth in this Agreement and materially in accordance with (i) the Documentation, (ii) the applicable Laws of Canada, and (iii) if and as directed by Customer, the applicable Laws of any jurisdiction where the Customer offers use of the System by Persons. Triage is not responsible for connectivity problems or other issues caused by factors outside its reasonable control (e.g., problems with Equipment operated by Customer or by any other Person).

6.3 Triage may make any changes in the operation of the System and Triage’s facilities used in operating the System that Triage determines in its sole discretion to be necessary and/or desirable including, without limitation, changes in computer hardware, systems, and/or applications software, programming languages, data communications, and location of systems and service equipment. To the extent possible, Triage will implement such changes during scheduled maintenance windows and will notify Customer in advance of any such changes. In the event that there is a need for emergency maintenance or system changes outside of standard maintenance windows, Triage will provide Customer with as much advance notice as reasonably possible under the circumstances.

6.4 During the Term, Triage will provide a Help Desk staffed by Triage personnel to provide support for questions relating to problem troubleshooting for the System. Standard Help Desk hours are from 9 a.m. to 5 p.m. (Eastern Time), Monday through Friday, excluding Canadian public holidays. Technical support may also be closed due to unforeseen emergencies (e.g., weather conditions, power outages, etc.). In the event of such emergencies, diligent efforts will be made to notify Customers and to provide the reason for closure. Triage will be under no obligation to provide support if required due to any improper use, damage, or modification of or to the System caused by Customer or its authorized users.

6.5 Triage will update the System as may, in Triage’s sole discretion, be necessary to keep the System efficient for its users or to meet the requirements of existing or future Laws. Triage reserves the right to make the availability of such Updates subject to additional Fees. Triage will deliver Updates and other requested enhancements and modifications to Customer in a ready to install format. Customer will, at its expense, install the Updates and other enhancements and modifications on its Equipment in accordance with the Documentation.

6.6 If requested by Customer, Triage may also provide additional enhancements or modifications to the System that Customer considers necessary in order to comply with applicable Laws and/or to properly conduct the Approved Business, such additional enhancements and modifications to be provided at an additional cost to Customer, to be negotiated and agreed upon by the Parties.

7. Customer Responsibilities.

7.1 Prior to the Start Date, Customer and its personnel will (a) use their reasonable best efforts to cooperate fully with and assist Triage in implementation of the System and ensure that Customer’s systems and personnel are fully prepared for utilization of the System as of the Start Date, and (b) provide assistance, as reasonably requested by Triage in connection with installation, implementation, and configuration of the System including, without limitation, providing Triage with all required information regarding Customer’s records, facilities, and personnel and all necessary access to Customer’s facilities. On and after the Start Date, Customer will make available to Triage all such reasonable information, documents, records, and assistance from officers and employees of Customer as is necessary to enable Triage to perform its obligations, duties, and responsibilities under this Agreement.

7.2 Customer will use the System for its internal business operations in accordance with applicable Law and will not permit the System to be used by or for the benefit of anyone other than Customer. Customer will not rent, lease, sublease, sell, assign, loan, copy, distribute or, without Triage’s prior written consent, otherwise enable third party access to or a right to use the System.

7.3 Customer will not, nor will it permit any Person to, modify, reverse engineer, disassemble, decompile or otherwise derive or attempt to derive source code from the System or any component of the System, e.g., the TriageNet Engine, TriageLab. Customer will not combine any aspect of the System into another program or create or attempt to create derivative works based on the System. Further, Customer will not copy or distribute any component of the System without Triage’s authorization.

7.4 Customer acknowledges that the System, including the Triage API, and other data belonging to Triage embody logic, design, and coding methodology that constitute proprietary, valuable, and confidential information belonging to Triage. Customer agrees to use its best efforts to ensure that no Triage proprietary information (Object Code, etc.) is displayed outside or copied outside of the Customer’s environment or distributed in any way to any third party. Customer will safeguard the right to access and use such System with the same standard of care that Customer uses for its own confidential and/or proprietary materials or technology. Customer shall be responsible for any unauthorized disclosure of Triage Confidential Information by Customer’s personnel or by Customer’s third party users.

7.5 Customer agrees that its employees will undertake any training required by Triage in connection with the System. Customer will use its best efforts to ensure that prior to being permitted to access the System, all Customer personnel and third party users shall execute or otherwise accept the terms of Triage’s End User License Agreement (EULA).

7.6 Customer agrees to comply with all technical specifications and with all security and operating guidelines, procedures, and protocols with respect to the System as may be directed by Triage.

7.7 Customer will be responsible for providing and maintaining all equipment needed for use of the System, including scanners, computers, and any printing devices needed for on-site printing purposes, and will be responsible for providing and maintaining a high-speed Internet connection or connections that will enable Customer to have proper access to the System.

8. No Joint Undertaking. Use of the System by Customer does not constitute a joint undertaking between Customer and Triage to furnish a service or services to any other Person. The Parties are independent parties and shall not be deemed or construed, by virtue of this Agreement, to be the employee, representative, partner, or joint venturer of the other. Neither Party shall have the power to bind the other or to incur obligations on the other’s behalf without the other Party’s prior written consent.

9. Fees and Payment.

9.1 Fees Generally. Customer will pay Triage the License and Service Fees specified in Exhibit 1 in accordance with the payment schedule set forth Section 9.4 below, as may be amended during the Term by agreement of the Parties. Customer acknowledges that Service Fees will be invoiced on a recurring basis monthly in arrears commencing as of the Start Date and agrees to that invoicing schedule. Such invoices will include any applicable Taxes as provided in Section 9.3 below. Triage may increase Service fees at any time after the Initial Term upon 90 days prior written notice.

9.2 Customer acknowledges that prices set forth in Exhibit 1 are based on the requirements and specifications agreed upon by the Parties as of the effective date of such exhibit, and that any subsequent changes in such requirements or specifications requested by Customer will be subject to additional fees and expenses for such changes to be mutually agreed in advance by the Parties.

9.3 Taxes. The prices set forth in Exhibit 1 do not include foreign or domestic taxes, withholding taxes, duties, charges, assessments, or fees (collectively, “Taxes”). If Triage is required to pay any Taxes including, without limitation, (i) sales, use, property, value-added, transfer, origin, withholding, repatriation, or other taxes, (ii) any customs or other duties, or (iii) any import, warehouse, or other fees associated with the importation or delivery in respect of Customer’s use of the System or otherwise on the amounts payable to Triage under this Agreement, or on the transfer or exchange of currency, then such Taxes shall be billed to and paid by Customer. If Customer is permitted to declare any such Taxes, Customer shall declare and pay such Taxes, and Triage shall not be required to invoice Customer. This Section 9.3 shall not apply to Triage’s income or payroll taxes.

9.4 Triage will invoice Customer for all Service Fees approximately 5 business days after the end of each month. Invoices will be delivered via email to the email address listed for the Customer in Section 16.7 below. Payment of invoices will be due 15 days after invoice delivery (the “Payment Period”), and payment will be made via wire to a designated Triage account; provided, however, that Customer may within the Payment Period provide written notice to Triage that Customer disputes all or part of the invoice. The dispute notice shall set forth all details concerning the disputed charges and the reasons for the dispute. Any charges not disputed within the Payment Period will be considered final and undisputed unless Customer can demonstrate that Customer was not aware during the Payment Period of the basis for the dispute. If Customer disputes part of an invoice, Customer shall pay the undisputed portion of the invoice within the Payment Period.

9.5 If Customer does not pay all undisputed portions of an invoice within the Payment Period, the balance due will be subject to an interest charge on delinquent amounts at the lower of 1.5 percent per month, or the highest rate permissible by Law, until paid.

9.6 If Customer’s account becomes more than 30 days delinquent (except with respect to invoiced amounts under reasonable and good faith dispute), in addition to any other rights granted in this Agreement, Triage shall have the right to (a) suspend Customer’s use of the System, without liability to Customer, until such amounts have been paid in full (including any applicable late charges), and/or (b) terminate this Agreement and invoice Customer for any unpaid License or Service Fees due for the remainder of the Term as provided in Section 14. If Triage suspends Customer’s usage of the System pursuant to this Section and subsequently agrees at Customer’s request to reconnect the Services, in addition to any other Service Fees due to Triage, Customer may be charged for other costs imposed on or incurred by Triage to reconnect Customer to the System.

9.7 Triage and Customer shall attempt in good faith to resolve any charges disputed by Customer within 10 days of delivery of the dispute notice. If the dispute is resolved in favor of Triage, Customer shall pay all amounts agreed or found to be owing to Triage, plus any applicable late charge, within 15 business days. If a dispute cannot be resolved by the Parties, it will be referred for dispute resolution pursuant to Section 15 below.

10. Representations and Warranties.

10.1 Each Party warrants and represents that (a) it has the necessary and actual right and authority to enter into and to perform its obligations under this Agreement, (b) it has taken all necessary corporate action to authorize the execution, delivery, and performance of this Agreement, (c) this Agreement constitutes a valid and binding obligation enforceable against the Party in accordance with its terms, and (d) neither the execution of this Agreement nor the performance of its terms will violate any law to which such Party is or may be bound.

10.2 Triage Warranties; Disclaimer.

(a) With respect to the System, Triage’s exclusive limited warranties are that (i) the System will be provided as described in Exhibit A, (ii) the Services comply with applicable Laws, (iii) the Services do not infringe any third party Intellectual Property Rights, and

(iv) Triage will use reasonable commercial efforts to ensure that each of Triage’s personnel have the proper training to operate the System in a competent and professional manner.

(b) CUSTOMER ACKNOWLEDGES AND AGREES THAT EXCEPT AS SET FORTH IN SUBPARAGRAPH (a) ABOVE, TRIAGE HAS MADE NO REPRESENTATIONS, AND HAS EXPRESSLY DISCLAIMED, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL WARRANTIES OR REPRESENTATIONS OF EVERY KIND OR NATURE, EITHER IMPLIED OR STATUTORY, AS TO THE SERVICES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS. Customer further acknowledges and agrees that Triage has made no warranties or representations that the use of the System will be uninterrupted or without delay; bug, virus, or error-free; interoperable with any hardware, software, platform, or system; or suitable for or meet particular business requirements.

10.3 Customer Warranties.

(a) Customer warrants that submission for analysis to the Triage API will include certain patient information including, without limitation, a digital image of the prospective patient’s skin ailment (which, to the greatest extent possible, will redact any personally identifiable features of the prospective patient), the physical location of the skin ailment on the prospective patient’s body, and the age and gender of the prospective patient. Customer understands and agrees that photos and data submitted to the System will be retained and may be used by Triage for further development and improvement of the System, and Customer grants Triage all Intellectual Property Rights in and to such data and information necessary to permit such retention and usage.

(b) Customer acknowledges that photo and associated data delivered to Triage through the Triage API for processing is intended to be anonymous. Accordingly, the Customer warrants and agrees that it shall not submit any photos that include any personally identifiable features of the patient (unless redaction of such features would compromise the data in the photo and the patient’s consent has been obtained). In order to ensure no personally identifiable information is unintentionally submitted by patients, the Customer further agrees, with the assistance of Triage (if necessary), to create an online form for the submission of digital images that contains (i) instructions for the proper submission of digital images free of personally identifiable information, and (ii) image editing tools to allow patients to redact any personally identifiable features in the digital images the patient wishes to submit and anonymize such data. Customer acknowledges and agrees that in the event any photo includes personally identifiable information without a patient consent, Triage may destroy the photo and any associated information and, if such information is discovered prior to processing, Triage may not analyze the photo.

(c) Customer warrants that it is and shall at all times operate in compliance with all applicable Laws including, without limitation, laws related to data privacy and personal information. Customer acknowledges and agrees that it shall be solely responsible for ensuring such compliance including, without limitation, by restricting access and maintaining confidentiality and security safeguards in respect of all information obtained from prospective patients in accordance with applicable Laws.

(d) Customer warrants that it has a written privacy policy that governs the collection, use and disclosure of personal information by Customer, and that Customer is, and at all times relevant to this Agreement, will be in compliance in all material respects with such policy. Customer further warrants that no misuse or misappropriation of personal information has occurred by the Customer that would reasonably be expected to (i) require disclosure to or result in an investigation by a Governmental Entity or any other Person, or (ii) give rise to any litigation being brought against the Customer.

(e) Customer warrants that it has implemented and maintains a comprehensive plan or plans that (i) identifies internal and external risks to the security of data and Confidential Information, (ii) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks, (iii) maintains notification procedures in compliance with all applicable Laws and privacy or other policies in the case of any breach of security compromising data, including unencrypted data containing personal information, and (iv) adequately provides for the prevention of data loss.

(f) Customer acknowledges its obligation to comply with the privacy, confidentiality, and security requirements relating to “Protected Health Information” (“PHI”), including “Electronic Protected Health Information” (“ePHI”), as defined in 45 C.F.R.

§160.103, and other applicable Laws, and warrants that it will notify Triage promptly regarding any unauthorized disclosures of PHI or ePHI by Customer relating to Submitted Data.

11. Protection of Confidential Information.

11.1 By virtue of this Agreement, each Party may have access to Confidential Information of or in the possession of the other Party. The Parties agree not to make each other’s Confidential Information available in any form to any third party or to use such Confidential Information for any purpose other than in the performance of this Agreement. Each Party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees, contractors, or agents in violation of the terms of this Agreement.

11.2 Each Party acknowledges and agrees that, due to the unique nature of Confidential Information, there can be no adequate remedy at law for breach of this Section and that such breach would cause irreparable harm to the non-breaching Party and, therefore, the non-breaching Party shall be entitled to seek injunctive relief, in addition to whatever remedies it might have at Law or under this Agreement; provided, however, that if Customer or Triage is required by Law or by a governmental authority to disclose the other Party’s Confidential Information, it shall not do so before having given notice to such other Party and having made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued. Solely for purposes of enforcement of Triage’s rights under this Section, Customer consents to personal jurisdiction in the federal and state courts in the State of New York for such injunctive relief.

11.3 Customer agrees to notify Triage immediately and in writing of all circumstances surrounding any unauthorized possession or use of any Triage Confidential Information by any Person. Triage agrees to notify Customer immediately and in writing of all circumstances surrounding any unauthorized possession or use of Customer Confidential Information by any Person. The Parties agree to cooperate fully in any litigation relating to or arising from such unauthorized possession or use of Triage Confidential Information or Customer Confidential Information.

12. Limitations of Liability; Indemnification.

12.1 Limitation of Triage Liability to Customer for Breach of Agreement. Triage’s total liability (including the liability of any of its officers, employees, or agents) relating to claims for damages for breach of contract (other than an indemnification claim pursuant to Section 12.2 below) arising from or relating to the performance of this Agreement shall be limited to direct (reasonably foreseeable) damages and, except for inaccuracies in Triage’s Representations, a breach of Section 11 above, shall in no event exceed the total amount fees paid by Customer to Triage pursuant to this Agreement for the 12-month period immediately preceding the event giving rise to the claim. The limitations under this Section 12.1 will not apply in the event of any fraud, gross negligence or deliberate or wilful misconduct on the part of Triage (or its officers, employees, or agents).

12.2 Triage Indemnification of Customer for Infringement Claim. Triage will indemnify and defend Customer from and against any action or proceeding brought by a third party based upon a claim or allegation that the Triage IP and/or the System used by Customer pursuant to this Agreement directly infringe a U.S. or foreign patent, copyright, or other Intellectual Property Right owned by such third party (an “IP Claim”). Triage shall pay any and all damages or costs related to the settlement of such IP Claim or finally awarded against Customer in an action or proceeding based upon such IP Claim including, without limitation, any attorneys’ fees and expenses incurred by Customer; provided, however, that Customer (a) promptly notifies Triage of any such claim, (b) gives Triage full authority, information, and assistance to defend such claim, and (c) gives Triage sole control of the defense of such claim and all negotiations for the compromise or settlement of such claim; and provided further, that Triage shall have no liability for any IP Claim based upon (i) use of a superseded or altered release of Triage IP if the infringement could have been avoided by use of a current unaltered release of the Triage IP, (ii) the modification of the Triage IP by other than Triage, or

(iii) use of the Triage IP other than in accordance with this Agreement. Triage may, at its sole discretion and expense, modify the Triage IP so that it is not infringing or obtain a license that will permit the Customer to continue using the Triage IP.

12.3 Customer Indemnification of Triage. Customer will indemnify and hold harmless Triage from and against any expenses, costs, losses, liabilities, fines, awards or settlement amounts (collectively “Losses”) paid or incurred by Triage in respect of any claims, actions, suits or proceedings brought by third parties arising out of or in connection with:

(a) negligence of Customer or its employees, agents, or contractors, other than employees of Triage providing services to Customer pursuant to this Agreement;

(b) misuse or abuse of the Triage API by Customer or any of Customer’s employees, agents, or contractors;

(c) the failure of Customer to perform any of its obligations under this Agreement including, without limitation, a breach of Customer’s warranties in Section 10.3; or

(d) unauthorized access to the Triage API from Customer’s premises or systems resulting from the negligence of Customer or its employees, agents, or contractors, other than employees of Triage providing services to Customer pursuant to this Agreement.

12.4 No Liability for Consequential or Punitive Damages. Each Party expressly waives any right to seek consequential, indirect, punitive, or special damages for claimed Losses arising from or relating to the performance of this Agreement from the other Party in connection with Sections 12.1, 12.2, or 12.3 above including, without limitation, claims for loss of business, data, revenue, profits, or goodwill even if the Parties have knowledge of the possibility of such damages and whether or not such damages are foreseeable.

12.5 Time Limitation for Asserting Claims under this Section. No action relating to a claim for damages arising from or relating to the performance of this Agreement (other than an indemnification claim pursuant to Sections 12.2 or 12.3 above) may be commenced by either Party more than one year after the cause of action accrued, even if the basis for such action was not known or discovered during such one-year period.

12.6 Limitation of Customer Liability to Triage for Breach of Agreement. Customer’s total liability (including the liability of any of its officers, employees, or agents) relating to claims for damages for breach of contract (including an indemnification claim pursuant to Section 12.3 above) arising from or relating to the performance of this Agreement shall be limited to direct (reasonably foreseeable) damages and shall in no event exceed the total amount fees paid by Customer to Triage pursuant to this Agreement for the 12-month period immediately preceding the event giving rise to the claim. The limitations under this Section 12.6 will not apply in the event of any fraud, gross negligence or deliberate or wilful misconduct on the part of Customer (or its officers, employees, or agents).

13. Publicity.

13.1 Upon prior consent by Customer, Triage may use, in its promotional and marketing materials and on Triage’s websites, the name, logo, and other marks of Customer as a user of the Services, as well as Customer-authorized quotations about Triage or the System, for so long as Customer uses the System (and for a reasonable period thereafter to remove Customer’s name and marks from Triage’s websites).

13.2 The Parties acknowledge and agree that the Customer is listed on ASX and is subject to continuous disclosure obligations applicable to that exchange. Accordingly, details of this Agreement, Triage and the System will need to be disclosed in announcements to ASX.

14. Termination. Either Party may terminate this Agreement, (a) for the other Party’s material breach of the Agreement, which breach has not been cured, or cannot reasonably be cured, within 30 days after receipt of written notice by the non-breaching Party; provided, however, that this cure period will not be applicable in the event of a repeat of substantially the same breach, (b) the other Party’s Insolvency, or (c) at the Party’s discretion, for any reason or for no reason upon 90 days written notice to the other Party. Triage may terminate this Agreement pursuant to Section 9.6 above upon 60 days written notice to Customer. As provided in Section 2 above, Sections 4,11,12, and 15 shall survive the termination of this Agreement.

15. Dispute Resolution.

15.1 All disputes arising out of or in connection with this Agreement that cannot be resolved through good faith negotiation between the Parties shall be resolved through binding arbitration under the Rules of Arbitration of the International Chamber of Commerce; provided, however, that Triage reserves the right to seek equitable relief in any court of competent jurisdiction against threatened violations of Triage’s Intellectual Property Rights. The Parties shall endeavor to select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Agreement. If the Parties are unable to agree to such a selection, each Party will select an arbitrator and those arbitrators in turn shall select a third arbitrator. The arbitration will take place at a location mutually agreed by the Parties. This agreement to arbitrate shall be specifically enforceable by either Party.

15.2 Except as provided in Section 16.8 (Severability), the arbitrator(s) shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of this Agreement or to award punitive damages. The award rendered by the arbitrator(s) shall state the reasons for the award and shall be final and binding on the Parties. Judgment may be entered on such award in any court having jurisdiction.

16. General Provisions.

16.1 Entire Agreement; Amendment. This Agreement and Exhibit 1 constitute the entire agreement among the Parties and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the Parties relating to the subject matter of this Agreement. Neither this Agreement nor any provisions of an Exhibit to the Agreement may be modified, changed, waived, discharged, or terminated orally. Such documents may only be modified, changed, waived, discharged, or terminated by an agreement in writing signed by the party against whom or which the enforcement of such modification, change, waive, discharge, or termination is sought.

16.2 Waiver. Any failure on the part of a Party to comply with any of its obligations, agreements, or responsibilities under this Agreement may be waived by the other Party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a waiver of any failure other than that waived.

16.3 Assignment. Customer may assign this Agreement to an Affiliate upon written notice to Triage, but may not assign the Agreement to any other Person without Triage’s prior written consent. Triage may assign this Agreement in whole or in part to any successor or affiliate of Triage upon written notice to Customer, but may not otherwise assign this Agreement without Customer’s prior written consent. No such assignments relieve the assigning Party of its obligations prior to the date of the assignment.

16.4 No Third Party Beneficiaries. No person other than the Parties and their respective successors and permitted assigns is intended to be a beneficiary of this Agreement. In executing this Agreement, the Parties do not intend to create third- party beneficiary rights in anyone not a party to this Agreement.

16.5	Force Majeure. Neither Party shall have liability to the other as a result of a Force Majeure Event.

16.6 Further Assurances. Each Party covenants that at any time, and from time to time during the Term, it will execute such additional instruments and take such actions as may be reasonably requested by the other Party to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

16.7 Notice(s). All notifications, requests, demands, and other communications required or permitted to be given under this Agreement shall be in writing in the English language and shall be deemed given when mailed (with return receipt requested), emailed (receipt for which is confirmed), faxed (which is confirmed), or sent via a recognized overnight courier service such as DHL or Federal Express, to the Parties at the following addresses, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Triage:

Triage Technologies, Inc.

Attn: Tory Jarmain

1 Adelaide Street E., Suite 3001

Toronto, ON M5C 1J4

CANADA

Email: tory@triage.com

If to Customer:

Advanced Human Imaging Limited

Attn: Vlado Bosanac

Suite 5, 71–73

South Perth Esplanade,

South Perth, WA

AUSTRALIA

Email: vlado@advancedhumanimaging.com

16.8 Severability. Any term or provision of this Agreement, that is held to be invalid, void, or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of such agreements or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any term or provision of this Agreement is declared invalid, void, or unenforceable, the Parties agree that the arbitral tribunal, court, or other authority making such determination shall have the power to reduce the scope, duration, area, or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void, or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. If the economic or legal substance of the transactions contemplated by such agreements is affected in any manner adverse to any Party as a result thereof, the Parties agree to negotiate in good faith such modifications as are appropriate to ensure that the burdens and benefits of each Party under such modified agreement are reasonably comparable to the burdens and benefits originally contemplated.

16.9 Governing Law. This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, U.S.A applicable to contracts made and to be performed entirely within such State.

16.10 Counterparts. This Agreement may be executed in one or more separate counterparts, each of which shall be considered an original, and all of which together will constitute one and the same instrument.

[Signature page follows]

[Signature page to March 29, 2021 Technology License Agreement]

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed and delivered this Agreement as of the Effective Date.

ADVANCED HUMAN IMAGING LIMITED

Vlado Bosanac
Chief Executive Officer
Dated: 31 March, 2021.

TRIAGE TECHNOLOGIES, INC.

By
Its	Chief Executive Officer
Dated: 1 April, 2021.

EXHIBIT 1

Pricing

Triage agrees to invoice Customer, and Customer agrees to pay Triage in accordance with the provisions of Section 8 of the Agreement, for each Submitted Data Set input by Customer to the System as follows:

[TBD]

During the Initial Term, for photos submitted directly by Customer and analyzed by the System (i.e., rejected submissions not counted), Customer will pay the following Service Fee, which represents Triage’s development and investigational costs for the Triage API:

[TBD]